Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-29157, 333-102383 and 333-61640 on Form S-8 and Registration Statement No. 333-104233 on Form S-4 of Bank of Granite Corporation of our report dated February 28, 2004, appearing in this Annual Report on Form 10-K of Bank of Granite Corporation for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Hickory, North Carolina

March 12, 2004